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                                                                   Exhibit j (2)

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:

WPG Core Bond Fund (the predecessor fund to Robeco WPG Core Bond Fund of The RBB Fund, Inc.)

We consent to the incorporation by reference, in this Registration Statement on Form N-1A, of our report dated February 14, 2005, with respect to the statement of assets and liabilities of WPG Core Bond Fund, the predecessor fund to Robeco WPG Core Bond Fund of The RBB Fund, Inc., as of December 31, 2004, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five year period then ended

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
November 22, 2005